EXHIBIT 99.1

SL Industries, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
SL Industries, Inc.
We have audited the accompanying consolidated balance sheets of SL Industries Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Schedule II, Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SL Industries, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2016 (not separately included herein) expressed an unqualified opinion thereon.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 15, 2016

SL INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$10,977,000	$31,950,000
Receivables, net	32,470,000	33,966,000
Inventories, net	23,722,000	23,597,000
Other current assets	5,946,000	4,751,000
Deferred income taxes, net	4,145,000	6,105,000
Total current assets	77,260,000	100,369,000
Property, plant and equipment, net	18,166,000	8,070,000
Deferred income taxes, net	1,949,000	5,496,000
Goodwill	19,004,000	13,072,000
Other intangible assets, net	16,473,000	3,788,000
Other assets and deferred charges, net	1,068,000	981,000
Total assets	$133,920,000	$131,776,000
LIABILITIES
Current liabilities:
Short-term borrowings and current portion of long-term debt	$13,500,000	$—
Accounts payable	20,519,000	19,285,000
Accrued income taxes	—	3,618,000
Accrued liabilities:
Payroll and related costs	4,976,000	4,880,000
Other	11,652,000	16,466,000
Total current liabilities	50,647,000	44,249,000
Deferred compensation and supplemental retirement benefits	1,180,000	1,427,000
Other long-term liabilities	5,090,000	8,779,000
Total liabilities	56,917,000	54,455,000
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized, 6,000,000 shares; none issued	—	—
Common stock, $.20 par value; authorized, 25,000,000 shares; issued, 6,496,000 and 6,656,000 shares, respectively	1,299,000	1,331,000
Capital in excess of par value	16,800,000	22,747,000
Retained earnings	90,113,000	79,415,000
Accumulated other comprehensive (loss), net of tax	(2,491,000)	(638,000)
Treasury stock at cost, 2,535,000 and 2,512,000 shares, respectively	(28,718,000)	(25,534,000)
Total shareholders’ equity	77,003,000	77,321,000
Total liabilities and shareholders’ equity	$133,920,000	$131,776,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2015	2014	2013
Net sales	$199,862,000	$204,417,000	$184,658,000
Cost and expenses:
Cost of products sold	133,132,000	138,794,000	126,432,000
Engineering and product development	9,920,000	11,041,000	11,340,000
Selling, general and administrative	34,869,000	32,337,000	29,586,000
Depreciation and amortization	3,719,000	2,220,000	2,010,000
Restructuring charges	236,000	463,000	—
Goodwill impairment	—	—	5,055,000
Total cost and expenses	181,876,000	184,855,000	174,423,000
Income from operations	17,986,000	19,562,000	10,235,000
Other income (expense):
Amortization of deferred financing costs	(191,000)	(94,000)	(83,000)
Interest income	25,000	13,000	12,000
Interest expense	(123,000)	(27,000)	(61,000)
Other gain (loss), net	340,000	1,769,000	(78,000)
Income from continuing operations before income taxes	18,037,000	21,223,000	10,025,000
Income tax provision	5,639,000	7,043,000	2,547,000
Income from continuing operations	12,398,000	14,180,000	7,478,000
(Loss) income from discontinued operations, net of tax	(1,700,000)	4,715,000	762,000
Net income	$10,698,000	$18,895,000	$8,240,000
Basic net income (loss) per common share
Income from continuing operations	$3.10	$3.43	$1.81
(Loss) income from discontinued operations, net of tax	(0.43)	1.14	0.18
Net income	$2.67	$4.57	$1.99
Diluted net income (loss) per common share
Income from continuing operations	$3.07	$3.39	$1.79
(Loss) income from discontinued operations, net of tax	(0.42)	1.12	0.18
Net income	$2.65	$4.51	$1.97
Shares used in computing basic net income (loss) per common share	4,001,000	4,139,000	4,138,000
Shares used in computing diluted net income (loss) per common share	4,041,000	4,187,000	4,184,000

See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2015	2014	2013
Net income	$10,698,000	$18,895,000	$8,240,000
Other comprehensive income, net of tax:
Foreign currency translation	(1,853,000)	(366,000)	180,000
Net unrealized gain on available-for-sale securities	—	—	1,094,000
Net unrealized gain reclassified into income on sale of available-for-sale securities	—	(1,094,000)	—
Comprehensive income	$8,845,000	$17,435,000	$9,514,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

	Common Stock
	Issued		Held In Treasury
	Shares	Amount	Shares	Amount	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
Balance December 31, 2012	6,656,000	$1,331,000	(2,517,000)	$(24,305,000)	$21,578,000	$52,280,000	$(452,000)	$50,432,000
Net income						8,240,000		8,240,000
Foreign currency translation							180,000	180,000
Net unrealized gain on available-for-sale securities, net of tax							1,094,000	1,094,000
Other, including exercise of employee stock options, awards released and related income tax benefits			74,000	733,000	30,000			763,000
Stock-based compensation					545,000			545,000
Treasury stock purchased			(87,000)	(2,079,000)				(2,079,000)
Balance December 31, 2013	6,656,000	$1,331,000	(2,530,000)	$(25,651,000)	$22,153,000	$60,520,000	$822,000	$59,175,000
Net income						18,895,000		18,895,000
Foreign currency translation							(366,000)	(366,000)
Net unrealized gain reclassified into income on sale of available-for-sale securities, net of tax							(1,094,000)	(1,094,000)
Other, including exercise of employee stock options, awards released and related income tax benefits			22,000	223,000	(174,000)			49,000
Stock-based compensation					768,000			768,000
Treasury stock purchased			(4,000)	(106,000)				(106,000)
Balance December 31, 2014	6,656,000	$1,331,000	(2,512,000)	$(25,534,000)	$22,747,000	$79,415,000	$(638,000)	$77,321,000
Net income						10,698,000		10,698,000
Foreign currency translation							(1,853,000)	(1,853,000)
Other, including exercise of employee stock options, awards released and related income tax benefits			66,000	327,000	(187,000)			140,000
Stock-based compensation					1,004,000			1,004,000
Repurchase and retirement of common stock	(160,000)	(32,000)			(6,764,000)			(6,796,000)
Treasury stock purchased			(89,000)	(3,511,000)				(3,511,000)
Balance December 31, 2015	6,496,000	$1,299,000	(2,535,000)	$(28,718,000)	$16,800,000	$90,113,000	$(2,491,000)	$77,003,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2015	2014	2013
OPERATING ACTIVITIES:
Net income	$10,698,000	$18,895,000	$8,240,000
Adjustment for loss (income) from discontinued operations	1,700,000	(4,715,000)	(762,000)
Income from continuing operations	12,398,000	14,180,000	7,478,000
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	2,346,000	1,549,000	1,462,000
Amortization	1,373,000	671,000	548,000
Amortization of deferred financing costs	191,000	94,000	83,000
Stock-based compensation	1,004,000	768,000	545,000
Excess tax benefit on stock compensation	—	—	(132,000)
(Gain) loss on foreign exchange contracts	(139,000)	825,000	90,000
Provisions for losses on accounts receivable	103,000	29,000	46,000
Deferred compensation and supplemental retirement benefits	99,000	327,000	313,000
Deferred compensation and supplemental retirement benefit payments	(382,000)	(440,000)	(503,000)
Deferred income taxes	2,921,000	1,615,000	153,000
(Gain) on sale of available-for-sale securities	—	(1,691,000)	—
(Gain) on sale of property, plant and equipment	—	(1,127,000)	—
Goodwill impairment	—	—	5,055,000
Changes in operating assets and liabilities:
Accounts receivable	5,047,000	(5,129,000)	(1,028,000)
Inventories	2,253,000	(388,000)	(725,000)
Other assets	(2,433,000)	963,000	(1,729,000)
Accounts payable	230,000	2,130,000	(1,860,000)
Other accrued liabilities	(1,345,000)	1,321,000	3,368,000
Accrued income taxes	(2,386,000)	4,152,000	494,000
Net cash provided by operating activities from continuing operations	21,280,000	19,849,000	13,658,000
Net cash (used in) operating activities from discontinued operations	(11,176,000)	(9,920,000)	(3,959,000)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,104,000	9,929,000	9,699,000
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,679,000)	(2,850,000)	(2,434,000)
Proceeds from sale of property, plant and equipment	—	1,657,000	—
Acquisition of a business, net of cash acquired	(30,608,000)	(3,973,000)	—
Purchases of available-for-sale securities	—	—	(2,362,000)
Proceeds from sale of available-for-sale securities	—	4,054,000	—
Purchases of other assets	(416,000)	(379,000)	(320,000)
Net cash (used in) investing activities from continuing operations	(34,703,000)	(1,491,000)	(5,116,000)
Net cash provided by (used in) investing activities from discontinued operations	835,000	17,783,000	(416,000)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(33,868,000)	16,292,000	(5,532,000)
FINANCING ACTIVITIES:
Proceeds from Senior Revolving Credit Facility	23,000,000	—	25,490,000
Payments of Senior Revolving Credit Facility	(9,500,000)	(1,000,000)	(24,490,000)
Payments of deferred financing costs	(182,000)	(45,000)	(42,000)
Repurchase and retirement of common stock	(6,796,000)	—	—
Treasury stock purchases	(3,511,000)	(106,000)	(2,079,000)
Proceeds from stock options exercised	140,000	—	743,000
Excess tax benefit on stock compensation	—	—	132,000
Net cash provided by (used in) financing activities from continuing operations	3,151,000	(1,151,000)	(246,000)
Net cash (used in) financing activities from discontinued operations	—	(235,000)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,151,000	(1,386,000)	(246,000)
Effect of exchange rate changes on cash	(360,000)	(48,000)	46,000
NET CHANGE IN CASH AND CASH EQUIVALENTS	(20,973,000)	24,787,000	3,967,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,950,000	7,163,000	3,196,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,977,000	$31,950,000	$7,163,000
See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements
Note 1. Summary Of Significant Accounting Policies
Background: SL Industries, Inc. (the “Company”), through its subsidiaries, designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. Its products are generally incorporated into larger systems to improve operating performance, safety, reliability and efficiency. The Company’s products are largely sold to Original Equipment Manufacturers (“OEMs”) and, to a lesser extent, to commercial distributors. The Company’s customer base is primarily located in the United States. The Company’s operating subsidiaries are described and defined in Note 25. The Company’s discontinued operations are described and defined in Note 4.
Basis Of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
Use Of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas that require the use of management estimates relate to product warranty costs, accrued liabilities related to litigation, allowance for doubtful accounts, allowance for inventory obsolescence and environmental costs, the valuation of acquisitions and long-lived assets, and income taxes, including estimates for certain tax liabilities and the determination of recoverability of certain of the deferred tax assets.
Cash Equivalents: The Company considers all highly liquid debt instruments with an original maturity date of three months or less and investments in money market accounts to be cash equivalents. At December 31, 2015 and December 31, 2014, cash and cash equivalents held in the United States are held principally at one financial institution.
Accounts Receivable: The Company’s accounts receivable primarily consist of trade receivables and are reported net of allowances for doubtful accounts of approximately $294,000 and $281,000 as of December 31, 2015 and December 31, 2014, respectively. The Company’s estimate for the allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, the Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations (e.g., bankruptcy or insolvency). In these cases, the Company uses its judgment, based on the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Second, a general reserve is established for all customers based on several factors, including historical write-offs as a percentage of sales. If circumstances change (e.g., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligation), the Company’s estimates of the recoverability of amounts due could be reduced by a material amount. Receivables are charged off against the reserve when they are deemed uncollectible.

Inventories: Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. The Company’s carrying cost of inventory is valued at the lower of cost or market as the Company continually reviews the book value of discontinued product lines to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then related inventory is adjusted to market value. If a write down to the current market value is necessary, the market value cannot be greater than the net realizable value, which is defined as selling price less costs to complete and dispose, and cannot be lower than the net realizable value less a normal profit margin. The Company also continually evaluates the composition of its inventory and identifies obsolete, slow-moving, and excess inventories. Inventory items identified as obsolete, slow-moving, or excess are evaluated to determine if reserves are required. If the Company were not able to achieve its expectations of the net realizable value of the inventory at current market value, it would have to adjust its reserves accordingly. The Company attempts to accurately estimate future product demand to properly adjust inventory levels. However, significant unanticipated changes in demand could have a significant impact on the value of inventory and of operating results.
During the third quarter of 2015, the Company elected to change its method of valuing inventory held at two of its manufacturing facility’s reporting within our SL Montevideo Technology, Inc. (“SL-MTI”) subsidiary from the last-in, first-out (“LIFO”) method to the FIFO method. The Company believes that the FIFO method is preferable as it better reflects the current value of inventory reported in the Company’s consolidated balance sheet, provides a better matching of cost of goods sold with revenue, provides consistency across all of our operations, and FIFO is the method used by the Company’s management to monitor the financial results of SL-MTI. Refer to Note 7, “Inventories”, for additional information regarding this transaction.
Investments: The Company determines the appropriate classification of its investments in equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities not classified as trading are classified as available for sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in shareholders’ equity. The fair value of all securities held by the Company is determined by quoted market prices.
Property, Plant And Equipment: Property, plant and equipment are carried at cost and include expenditures for new facilities and major renewals and betterments. Maintenance, repairs and minor renewals are charged to expense as incurred. When assets are sold or otherwise disposed of, any gain or loss is recognized currently. Depreciation is provided primarily using the straight-line method over the estimated useful lives of the assets, which range from 15 to 40 years for buildings, 3 to 15 years for equipment and other property, and the lesser of the lease term or life of the asset for leasehold improvements. Assets subject to capital leases are depreciated over the lesser of the estimated useful life of the asset or length of the contract.

Business Combinations
The Company accounts for business combinations in accordance with the guidance under Accounting Standards Codification (“ASC”) 805, “Business Combinations.” Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. The purchase price is recorded for assets acquired and liabilities assumed based on fair value. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The income statement includes the results of operations for each acquisition from their respective date of acquisition.
Goodwill And Other Intangibles: The Company follows ASC 350 “Intangibles – Goodwill and Other,” which requires that goodwill and other indefinite-lived intangible assets will no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their estimated useful lives.
The Company’s impairment testing is undertaken annually, or more frequently upon the occurrence of some indication that an impairment may take place. The Company conducted its annual impairment test as of December 31, 2015.
A two-step process is utilized to determine if goodwill has been impaired. In the first step, the fair value of each reporting unit is compared to the net asset value recorded for such unit. If the fair value exceeds the net asset value, the goodwill of the reporting unit is not adjusted. However, if the recorded net asset value exceeds the fair value, the Company would perform a second step to measure the amount of impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is compared with the goodwill recorded for such unit. If the recorded amount of goodwill exceeds the implied fair value, an impairment loss is recognized in the amount of the excess. The nonrecurring fair value measurement of goodwill is developed using significant unobservable inputs (Level 3) (see Note 20 for additional information).
Long-Lived Assets: The Company evaluates the recoverability of its long-lived assets in accordance with ASC 360 “Property, Plant, and Equipment.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets are measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset, undiscounted and without interest or independent appraisals. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.
Revenue Recognition: Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The major portion of the Company’s revenue is derived from equipment sales. The Company recognizes equipment revenue upon shipment or delivery, depending upon the terms of the order, and transfer of title. Generally, the revenue recognition criteria are met at the time the product is shipped. Provisions are made at the time the related revenue is recognized for product returns, product warranties, rebates, certain re-stocking programs with distributors and other sales incentives offered by the Company to its customers. Freight revenues billed to customers are included in net sales and expenses for shipping products are included in cost of sales.

Environmental Expenditures: Environmental expenditures that relate to current operations are charged to expense or capitalized, as appropriate. Expenditures that relate to an existing condition caused by formerly owned operations are expensed and recorded as part of discontinued operations, net of tax. Expenditures include costs of remediation and legal fees to defend against claims for environmental liability. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. The liability for remediation expenditures includes, as appropriate, elements of costs such as site investigations, consultants’ fees, feasibility studies, outside contractor expenses and monitoring expenses. Estimates are not discounted and they are not reduced by potential claims for recovery from insurance carriers. The liability is periodically reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity and other relevant factors, including changes in technology or regulations.
Deferred Financing Costs: Costs incurred in securing long-term debt are deferred and amortized on a straight-line basis over the term of the related debt. In the case of loan modifications, the Company follows the guidance provided by ASC 470-50 “Debt – Modification and Extinguishments.” The net unamortized deferred financing costs at December 31, 2015 and December 31, 2014 were $168,000 and $177,000, respectively. The financing cost amortization expense was $191,000, $94,000, and $83,000, for 2015, 2014, and 2013, respectively.
Product Warranty Costs: The Company offers various warranties on its products. These warranties vary in length depending on the product. The Company provides for its estimated future warranty obligations in the period in which the related sale is recognized primarily based on historical experience. For 2015, 2014 and 2013, product warranty costs from continuing operations were $10,000, $818,000 and $757,000, respectively. During 2015, warranty expense comprised of $302,000 of expense for new warranties issued, less $292,000 to reverse specific warranty reserves which were recognized in previous years (see Note 15 – Accrued Liabilities Other for further information).
Advertising Costs: Advertising costs are expensed as incurred. For 2015, 2014 and 2013, advertising costs from continuing operations were $211,000, $349,000 and $258,000, respectively.
Research And Development Costs: Research and development costs are expensed as incurred. For 2015, 2014 and 2013, research and development costs from continuing operations were $2,198,000, $4,054,000 and $4,215,000, respectively.
Income Taxes: The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company establishes valuation allowances if the Company believes that it is more likely than not that some of the deferred tax assets will not be realized. The Company does not recognize a tax benefit unless it is more likely than not that the benefit will be sustained on audit by the taxing authority based on the merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, based on the Company’s judgment, is greater than fifty percent likely to be realized. The Company records interest and penalties related to unrecognized tax benefits as income tax expense.

Foreign Currency Conversion: Assets and liabilities of foreign operations are translated from local currency to U.S. dollars at the exchange rates in effect at the end of the fiscal period. Gains and losses from the translation of foreign operations are included in accumulated other comprehensive gain (loss) on the Company’s Consolidated Balance Sheets. Revenue and expenses are translated at the year-to-date average rate of exchange. Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local currency are included in the Company’s Consolidated Statements of Income.
Derivative Instruments And Hedging Activities: ASC 815, “Derivatives and Hedging”, provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. Certain of the Company’s foreign operations expose the Company to fluctuations of foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s revenues, expenses, cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain cash flows in terms of the functional currency of the business unit with that exposure.
As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. The Company enters into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. Currently, the Company does not apply hedge accounting to any of its foreign currency derivatives.
Note 2. Income Per Share
The Company has presented net income per common share pursuant to ASC 260 “Earnings Per Share.” Basic net income per common share is computed by dividing reported net income available to common shareholders by the weighted-average number of shares outstanding for the period.
Diluted net income per common share is computed by dividing reported net income available to common shareholders by the weighted-average shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, which consist of stock options, using the treasury stock method.
There were no anti-dilutive options for the years ended December 31, 2015, December 31, 2014, and December 31, 2013.

The table below sets forth the computation of basic and diluted net income per share:

	December 31, 2015	December 31, 2014	December 31, 2013
	(in thousands, except per share amounts)
Net income (loss) available to common shareholders:
Basic net income available to common shareholders from continuing operations	$12,398	$14,180	$7,478
Basic net (loss) income available to common shareholders from discontinued operations	$(1,700)	$4,715	$762
Diluted net income available to common shareholders from continuing operations	$12,398	$14,180	$7,478
Diluted net (loss) income available to common shareholders from discontinued operations	$(1,700)	$4,715	$762
Shares:
Basic weighted average number of common shares outstanding	4,001	4,139	4,138
Common shares assumed upon exercise of stock options	40	48	46
Diluted weighted average number of common shares outstanding	4,041	4,187	4,184
Basic net income (loss) per common share:
Income from continuing operations	$3.10	$3.43	$1.81
(Loss) income from discontinued operations, net of tax	(0.43)	1.14	0.18
Net income	$2.67	$4.57	$1.99
Diluted net income (loss) per common share:
Income from continuing operations	$3.07	$3.39	$1.79
(Loss) income from discontinued operations, net of tax	(0.42)	1.12	0.18
Net income	$2.65	$4.51	$1.97
Note 3. Recently Adopted and Issued Accounting Standards
In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of an Entity,” which amends the guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal periods beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which provides guidance that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal periods beginning after December 15, 2017 and may be applied either (i) retrospectively to each prior reporting period presented with an election for certain specified practical expedients, or (ii) retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application, with additional disclosure requirements. Early application is not permitted. The Company is currently evaluating the impact of the implementation of this guidance on the Company’s consolidated financial statements. The Company’s management has not yet determined the method by which it will adopt the standard in 2018.
In January 2015, the FASB issued ASU No. 2015-01, “Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” which removes the concept of extraordinary items from U.S. GAAP. Companies are no longer required to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. ASU 2015-01 is effective for fiscal periods beginning after December 15, 2015. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. ASU 2014-15 is effective on for fiscal years beginning after December 15, 2015. Early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements, and must provide certain disclosures about the change in accounting principle, including the nature of and reason for the change, the transition method, a description of the prior-period information that has been retrospectively adjusted and the effect of the change on the financial statement line items (that is, debt issuance cost asset and the debt liability). The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-05, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” which clarifies that if a cloud computing arrangement includes a software license, the customer should account for the license in a manner consistent with its accounting for other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for fiscal years beginning after December 15, 2015. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which requires entities to measure inventory, excluding inventory measured using last-in, first out or the retail inventory method, at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016 with early adoption permitted. The Company is currently evaluating the impact of the implementation of this guidance on the Company’s consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Acquirers must now recognize measurement-period adjustments during the period in which they determine the amount of the adjustment. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015 and should be applied prospectively to adjustments for provisional amounts that occur after the effective date. Early adoption is permitted for financial statements that have not been issued. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective in fiscal years beginning after December 15, 2016, including interim periods within those years.

Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. ASU 2015-17 may be applied either prospectively, for all deferred tax assets and liabilities, or retrospectively. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently evaluating the potential impact of this new guidance, which is effective for the Company’s 2019 fiscal year.
Note 4. Discontinued Operations

The results of total (loss) income from discontinued operations for the years ended December 31, 2015, December 31, 2014, and December 31, 2013 were as follows:

	December 31,
	2015	2014	2013
	(in thousands)
(Loss) income from discontinued operations before income taxes:
Divested operations - RFL	$—	$8,215	$2,852
Environmental costs	(2,960)	(896)	(1,620)
Total (loss) income from discontinued operations before income taxes	$(2,960)	$7,319	$1,232
(Loss) income from discontinued operations, net of tax:
Divested operations - RFL	$—	$5,338	$1,854
Environmental costs	(1,700)	(623)	(1,092)
Total (loss) income from discontinued operations, net of tax	$(1,700)	$4,715	$762

The loss from discontinued operations due to environmental costs in 2015, 2014, and 2013 is related to remediation costs, consulting fees, and legal expenses associated with the past operations of the Company’s five environmental sites (See Note 18 – Commitments and Contingencies for further information concerning the environmental sites).
On November 17, 2014, SL Delaware Holdings, Inc. (“SL Delaware Holdings”), a wholly-owned subsidiary of the Company, entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with Hubbell Power Systems, Inc. (“Hubbell”), a subsidiary of Hubbell Incorporated, pursuant to which SL Delaware Holdings sold all of the issued and outstanding capital stock of RFL Electronics Inc. (“RFL”) to Hubbell for aggregate cash consideration of $20,000,000, subject to a post-closing working capital adjustment which amounted to $299,000 and was received in February 2015. As a result, the Company recognized a pre-tax gain of $6,650,000 ($4,322,000 net of tax) as of December 31, 2014.
A portion of the cash consideration was held in escrow to secure the indemnification obligations of SL Delaware Holdings. The Company was eligible to receive 50% of the total $2,000,000 escrow, or $1,000,000, subject to certain adjustments, after the first nine months from the date of sale, and the remainder after eighteen months from the date of sale. During the third quarter of 2015, the Company collected $835,000 of the escrow, which was net of a $165,000 payment related to a service agreement for a former executive. This amount had been accrued in 2014. As a result, no income or expense was recorded in 2015.
The Company concluded that the accounting requirements for reporting the results of operations and cash flows of the divested business as discontinued operations were met at November 17, 2014. As a result, the consolidated statements of income, the consolidated statements of cash flows, and the notes to the consolidated financial statements for the periods presented reflect the formerly owned RFL businesses as discontinued operations.

The results of the discontinued operations for RFL for the years ended December 31, 2014 and December 31, 2013 were as follows:

	December 31,
	2014	2013
	(in thousands)
Net sales	$17,093	$20,030
Costs and expenses:
Cost of products sold	8,287	9,405
Engineering and product development	1,829	1,714
Selling, general and administrative	5,027	5,839
Depreciation and amortization	352	396
Total cost and expenses	15,495	17,354
Income from operations	1,598	2,676
Other income (expense):
Interest expense	(33)	(26)
Other gain (loss), net	—	202
Gain on disposal	6,650	—
Income from discontinued operations before income taxes	8,215	2,852
Income tax provision	2,877	998
Income from discontinued operations, net of tax	$5,338	$1,854

In the Consolidated Statements of Cash Flows, environmental costs and the financial results of the RFL segment were included in net cash (used in) operating activities from discontinued operations, net cash provided by (used in) investing activities from discontinued operations, and net cash (used in) financing activities from discontinued operations.
Note 5. Receivables
Receivables consist of the following:

	December 31,
	2015	2014
	(in thousands)
Trade receivables	$31,367	$34,025
Less: allowance for doubtful accounts	(294)	(281)
Trade receivables, net	31,073	33,744
Recoverable income taxes (1)	983	81
Other	414	141
Receivables, net	$32,470	$33,966

(1)
The increase in recoverable income taxes is primarily due to an expected refund as a result of a settlement with the U.S. Treasury department regarding the Company’s transfer pricing policies in China. See Note 13 – Income Taxes for further information.

Note 6. Concentrations Of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, and their dispersion across many industries and geographic regions. The Company seeks to limit its exposure to credit risks in any single country or region. The Company performs periodic credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company provides an allowance for potential credit losses based upon collectability of such receivables. Losses have not been significant for any of the periods presented. All financial investments inherently expose holders to market risks, including changes in currency and interest rates. The Company manages its exposure to these market risks through its regular operating and financing activities.

Note 7. Inventories
Inventories consist of the following:

	December 31,
	2015	2014
	(in thousands)
Raw materials	$17,937	$16,865
Work in process	4,504	4,584
Finished goods	3,245	4,232
Gross inventory	25,686	25,681
Less: allowances	(1,964)	(2,084)
Inventories, net	$23,722	$23,597
During the third quarter of 2015, the Company elected to change its method of valuing inventory held at two of its manufacturing facility’s reporting within our SL-MTI subsidiary from the LIFO method to the FIFO method. The Company believes that the FIFO method is preferable as it better reflects the current value of inventory reported in the Company’s consolidated balance sheet, provides a better matching of cost of goods sold with revenue, provides consistency across all of our operations, and FIFO is the method used by the Company’s management to monitor the financial results of SL-MTI. The cumulative effect of the change was a $160,000 increase to gross margin and a $107,000 increase to net income from continuing operations, which was recorded in the third quarter of 2015. The change was not applied retrospectively to prior periods, as the effect of the change was immaterial to the consolidated financial statements of all prior periods, including interim periods.
Note 8. Other Current Assets
Other current assets consist of the following:

	December 31,
	2015	2014
	(in thousands)
Prepaid insurance	$628	$228
Taxes receivable (1)	2,932	299
RFL escrow (2)	1,000	2,000
Other	1,386	2,224
Other current assets	$5,946	$4,751

(1)	The increase in taxes receivable in 2015 was primarily due to an increase in TEAL Electronics Corp.’s (“TEAL”) value-added tax receivable related to activities in Mexico.

(2)	See Note 4 – Discontinued Operations for further information concerning the RFL escrow.

Note 9. Property, Plant And Equipment
Property, plant and equipment consist of the following:

	December 31,
	2015	2014
	(in thousands)
Land	$2,401	$216
Buildings and leasehold improvements	9,738	6,604
Equipment and other property	31,451	25,148
	43,590	31,968
Less: accumulated depreciation	(25,424)	(23,898)
Property, plant and equipment, net	$18,166	$8,070
The increase in property, plant and equipment, net during 2015 was primarily due to the Davall Acquisition and Torque Systems Acquisition. As of their acquisition dates, $6,449,000 of property, plant and equipment was acquired in the Davall Acquisition and $3,029,000 of property, plant and equipment was acquired in the Torque Systems Acquisition (See Note 10 – Acquisitions for further information).
Depreciation expense on property, plant and equipment was $2,346,000, $1,549,000, and $1,462,000 for 2015, 2014 and 2013, respectively. The increase in depreciation expense in 2015 was primarily due to the Davall Acquisition and Torque Systems Acquisition.
Note 10. Acquisitions
Acquisitions in Fiscal 2015
On May 22, 2015, the Company acquired certain assets and assumed certain liabilities of ITT Torque Systems, Inc. (“Torque Systems”), pursuant to an Asset Purchase Agreement for an initial purchase price of $9,000,000, plus a working capital adjustment of $169,000 (the “Torque Systems Acquisition”). The transaction was paid in cash on May 22, 2015 while the working capital adjustment was paid during the fourth quarter of 2015. Torque Systems designs and manufactures engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators. In connection with the Torque Systems Acquisition, SL-MTI recorded $189,000 of direct acquisition costs during 2015, which are recorded within selling, general and administrative expenses in the Consolidated Statements of Income. SLMTI DS LLC (“SLMTI DS”), a subsidiary of SL-MTI, holds the assets acquired in the Torque Systems Acquisition.
At December 31, 2015, the financial statements reflect the final purchase price allocation based on estimated fair values at the date of acquisition. The acquisition resulted in intangible assets of $3,343,000 and goodwill of $1,344,000, which is deductible for tax purposes (see Note 11 for additional information).
For the year ended December 31, 2015, $5,035,000 of net revenue was included in the Company’s consolidated statement of income due to Torque Systems. For the year ended December 31, 2015, $442,000 of income from operations was included in the Company’s consolidated statement of income due to Torque Systems. Income from operations for the year ended December 31, 2015 was negatively impacted by direct acquisition costs previously mentioned. The results from the acquisition date through December 31, 2015 are included in the SL-MTI segment.

On July 27, 2015, the Company acquired all of the issued and outstanding stock of Davall Gears, LTD. (“Davall”) pursuant to a Share Purchase Agreement for the Sale and Purchase of Davall Gears LTD. (“SPA”) for a purchase price of £13,035,000, plus a Completion Statement adjustment of £814,000, which was approximately $20,207,000 and $1,232,000 at the exchange rates then in effect (the “Davall Acquisition”). The transaction was paid for primarily from borrowings under the Company’s 2012 Credit Facility with the remainder in cash. Davall, headquartered in Welham Green, Hatfield, Hertfordshire, United Kingdom, is a manufacturer of custom gears, gearboxes, and assemblies primarily for the military and aerospace markets. Davall specializes in the design and manufacture of high precision, “special form” geometry gearing, and Spiradrive™ gear systems. In connection with the Davall Acquisition, SL-MTI recorded $1,065,000 of direct acquisition costs, of which $950,000 is recorded within selling, general and administrative expenses and $115,000 is recorded in other gain (loss), net in the Consolidated Statements of Income. In addition, SL-MTI was negatively impacted by $325,000 due to the non-cash amortization of an inventory purchase accounting adjustment associated with the Davall Acquisition. SL-MTI holds the assets acquired and liabilities assumed in the Davall Acquisition.

At December 31, 2015, the financial statements reflect the preliminary purchase price allocation based on estimated fair values at the date of acquisition. As of the acquisition date, the acquisition resulted in intangible assets of $10,891,000 and goodwill of $4,674,000, which consists largely of new product offerings and new sales channels expected from combining the operations of SL-MTI and Davall. None of the goodwill recognized is expected to be deductible for income tax purposes (see Note 11 for additional information).
The following table summarizes the Davall assets acquired and liabilities assumed as of the acquisition date on a preliminary basis:

	Preliminary Purchase Price	Cumulative Adjustments	Adjusted Preliminary Purchase Price
	(in thousands)
Receivables	$2,726	$—	$2,726
Inventories	1,354	329	1,683
Other assets	267	—	267
Property, plant and equipment	5,796	653	6,449
Identifiable intangible assets	11,044	(153)	10,891
Accounts payable	(834)	—	(834)
Warranty	(165)	—	(165)
Accrued liabilities	(2,963)	1,197	(1,766)
Deferred income taxes	—	(2,486)	(2,486)
Goodwill	2,982	1,692	4,674
Total consideration transferred	$20,207	$1,232	$21,439

For the year ended December 31, 2015, $5,467,000 of net revenue was included in the Company’s consolidated statement of income due to Davall. For the year ended December 31, 2015, a $588,000 loss from operations was included in the Company’s consolidated statement of income due to Davall. The loss from operations was primarily due to the direct acquisition costs previously mentioned. The results from the acquisition date through December 31, 2015 are included in the SL-MTI segment.
The Company continues to evaluate certain assets and liabilities related to the Davall Acquisition. Additional information, which existed as of the acquisition date but was at that time unknown to the Company, may become known during the remainder of the measurement period. Changes to amounts recorded as assets or liabilities may result in a corresponding adjustment to goodwill. The determination of the estimated fair values of all assets and liabilities acquired is expected to be completed during fiscal year 2016.
Acquisition in Fiscal 2014
On July 25, 2014, the Company acquired certain assets and assumed certain liabilities of Dynetic Systems, Inc. (“Dynetic”), pursuant to an Asset Purchase Agreement for an initial purchase price of $4,000,000 less a working capital adjustment of $27,000 (the “Dynetic Acquisition”). The transaction was paid in cash. The Asset Purchase Agreement also includes a possible earn-out, initially estimated at $310,000, which is comprised of annual payments based on sales of Dynetic products and sales to Dynetic customers over the period immediately following the date of the Dynetic Acquisition through December 31, 2017. Dynetic designed, developed and manufactured precision quality, instrument grade motion control products, and provided custom motor and motion control solutions to the aerospace, defense, medical, commercial and industrial markets. SLMTI DS holds the assets acquired in the Dynetic Acquisition.
As of December 31, 2015, the total liability for the estimated earn-out was $216,000. During 2015, the Company reversed $72,000 of previously recorded expense associated with the fiscal 2015 earn-out provision since the annual target was not achieved. The Company has an accrual established for the annual 2016 and 2017 earn-out targets. The Dynetic results from the date of acquisition through December 31, 2015 are included in the SL-MTI segment.
Unaudited proforma financial information has not been presented for any of these acquisitions since the effects of the acquisitions were not material individually or in the aggregate in 2015 and 2014.

Note 11. Goodwill And Intangible Assets
Intangible assets consist of the following:

		December 31, 2015			December 31, 2014
	Amortizable Life (years)	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
		(in thousands)
Finite-lived intangible assets:
Customer relationships (1) (2)	5 to 10	$11,535	$4,420	$7,115	$5,378	$3,858	$1,520
Patents (3) (4)	5 to 20	651	371	280	1,501	1,223	278
Developed technology (1) (2)	5 to 10	6,517	1,990	4,527	1,980	1,719	261
License (2)	10	408	17	391	—	—	—
Trademarks	2	60	43	17	60	13	47
Backlog (1) (2)	1 to 2	498	190	308	—	—	—
Non-compete agreements	5	11	3	8	11	1	10
Total amortized finite-lived intangible assets		19,680	7,034	12,646	8,930	6,814	2,116
Indefinite-lived intangible assets:
Trademarks (1) (2)		3,827	—	3,827	1,672	—	1,672
Other intangible assets, net		$23,507	$7,034	$16,473	$10,602	$6,814	$3,788

(1)
On May 22, 2015, the Company acquired certain assets and assumed certain liabilities of Torque Systems. Included in the purchase price allocation are customer relationships valued at $1,535,000 with an estimated useful life of 5 years, developed technology valued at $1,124,000 with an estimated useful of 8 years, backlog valued at $211,000 with an estimated life of 2 years, and an indefinite-lived trademark valued at $473,000. As of the acquisition date, the total weighted-average amortization period of the Torque Systems intangible assets, excluding the indefinite-lived trademark, was approximately 6 years.

(2)
On July 27, 2015, the Company acquired all of the issued and outstanding stock of Davall. As of the acquisition date, included in the purchase price allocation are customer relationships valued at $4,836,000 with an estimated useful life of 10 years, developed technology valued at $3,570,000 with an estimated useful of 10 years, a royalty-free, perpetual license valued at $426,000 with an estimated useful life of 10 years, backlog valued at $300,000 with an estimated life of 1 year, and an indefinite-lived trademark valued at $1,759,000. As of the acquisition date, the total weighted-average amortization period of the Davall intangible assets, excluding the indefinite-lived trademark, was approximately 10 years.

(3)	During 2015, MTE Corporation (“MTE”) capitalized $20,000 of legal fees related to a new patent application. The estimated useful life of the asset is 20 years.

(4)	During 2015, TEAL Electronics Corp (“TEAL”) retired expired patents which had a gross value of $870,000 and a net book value of zero. No loss was recognized as a result of this transaction.
Goodwill is tested at the reporting unit levels annually, and if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The fair values of the reporting units were estimated using a combination of the expected present values of future cash flows, an assessment of comparable market multiples and a review of market capitalization with estimated control premiums. For 2015, there were four reporting units identified for impairment testing. Those units were SLPE, MTE, SL-MTI, and Davall.

There were no impairment charges related to goodwill recorded during 2015 and 2014. There were no impairment charges related to indefinite-lived intangible assets recorded during 2015, 2014, and 2013. In 2013, the Company’s annual impairment test resulted in our assessment that the carrying value of the TEAL Electronics Corp (“TEAL”) reporting unit exceeded its fair value. As a result of the Company’s annual impairment test, a $5,055,000 non-cash goodwill impairment charge was assessed and recorded in goodwill impairment expense on the Consolidated Statements of Income in the fourth quarter of 2013 in our High Power Group segment. The goodwill impairment was primarily due to a decline in medical imaging equipment market sales during the year coupled with the cancellation of a large solar contract during the fourth quarter of 2013. This resulted in the TEAL reporting unit having lower sales and cash flows for the year than previously projected and lower forecasts of future sales and cash flows for the reporting unit.
Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount and growth rates, operating margins and working capital requirements, selecting comparable companies within each reporting unit and market and determining control premiums. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

As of December 31, 2015, the total fair values for each of the Company’s reporting units, excluding the recently acquired Davall, in all of the Company’s segments exceeded their total carrying values by 122% or greater. Davall’s fair value exceeded its carrying value by 13%. Although our analysis regarding the fair values of the goodwill and indefinite lived intangible assets indicates that they exceed their respective carrying values, materially different assumptions regarding the future performance of the Company’s businesses or significant declines in the Company’s stock price could result in additional goodwill impairment losses.
Estimated future amortization expense for intangible assets subject to amortization in each of the next five fiscal years is as follows:

Amortization Expense (in thousands)
2016	$1,883
2017	$1,598
2018	$1,548
2019	$1,547
2020	$1,346
Total amortization expense, excluding the amortization of deferred financing costs, for 2015, 2014 and 2013 was $1,373,000, $671,000 and $548,000, respectively. Amortization expense related to intangible assets for 2015, 2014 and 2013 was $1,088,000, $466,000 and $384,000, respectively. Amortization expense related to software for 2015, 2014 and 2013 was $285,000, $205,000 and $164,000, respectively.

Changes in goodwill balances by segment (which are defined below) are as follows:

	Balance December 31, 2014	Acquisitions	Foreign Exchange	Balance December 31, 2015
	(in thousands)
SL Power Electronics Corp.	$4,230	$—	$24	$4,254
High Power Group:
MTE Corporation	8,189	—	—	8,189
TEAL Electronics Corp.	—	—	—	—
SL-MTI	653	6,018	(110)	6,561
Goodwill	$13,072	$6,018	$(86)	$19,004
The following table reflects the components of goodwill as of December 31, 2015, and December 31, 2014:

	December 31, 2015			December 31, 2014
	Gross Amount	Accumulated Impairment Losses	Goodwill, Net	Gross Amount	Accumulated Impairment Losses	Goodwill, Net
	(in thousands)
SL Power Electronics Corp.	$4,254	$—	$4,254	$4,230	$—	$4,230
High Power Group:
MTE Corporation	8,189	—	8,189	8,189	—	8,189
TEAL Electronics Corp.	5,055	5,055	—	5,055	5,055	—
SL-MTI	6,561	—	6,561	653	—	653
Goodwill	$24,059	$5,055	$19,004	$18,127	$5,055	$13,072

Note 12. Investments
Investments in publicly traded equity securities (which include equity interests of less than 20%) are classified as available-for-sale securities. These investments are carried at fair value using quoted market prices and are included in other current assets in the Company’s Consolidated Balance Sheets. Unrealized gains and losses, net of tax, are included in the determination of comprehensive income and reported in shareholders’ equity.
During the first six months of 2014, the Company sold all of its available-for-sale securities for total proceeds of $4,054,000. The gross realized gains on these sales totaled $1,691,000 ($1,063,000 net of tax), for the year ended December 31, 2014. For the purpose of determining gross realized gains, the cost of securities sold was based on the FIFO method. The Company had no available-for-sale securities as of December 31, 2015 and December 31, 2014.
No available-for-sale securities were sold during the year ended December 31, 2013. Gross unrealized holding gains on available-for-sale securities for the year ended December 31, 2013 of $1,739,000 ($1,094,000 net of tax), have been included in accumulated other comprehensive income.

Note 13. Income Taxes
Income tax provision (benefit) for the fiscal years 2015, 2014 and 2013 is as follows:

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Income tax provision from continuing operations	$5,639	$7,043	$2,547
Income tax (benefit) provision from discontinued operations	(1,260)	2,604	470
Total income tax provision	$4,379	$9,647	$3,017
Income from continuing operations before provision for income taxes consists of the following:

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Domestic	$14,382	$17,788	$8,980
Foreign	3,655	3,435	1,045
Income from continuing operations before income taxes	$18,037	$21,223	$10,025
The provision for income taxes from continuing operations consists of the following:

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Current:
Federal	$3,838	$5,613	$3,543
Foreign	872	1,105	313
State	244	418	271
Deferred:
Federal	602	(104)	(1,510)
Foreign	233	(113)	(20)
State	(150)	124	(50)
Income tax provision from continuing operations	$5,639	$7,043	$2,547

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2015 and December 31, 2014 are as follows:

	December 31,
	2015	2014
	(in thousands)
Deferred tax assets related to continuing operations:
Deferred compensation	$573	$695
Inventory valuation	714	693
Tax loss carryforward	1,178	1,404
R&D tax credit carryforward	1,276	817
Accrued expenses	602	538
Warranty	317	437
Vacation and bonus expense	959	985
Foreign currency translation adjustment	845	168
Other	1,176	897
Less valuation allowances	(1,768)	(934)
Deferred tax assets related to continuing operations	5,872	5,700
Deferred tax liabilities related to continuing operations:
Accelerated depreciation and amortization	3,067	479
Net deferred tax assets related to continuing operations	2,805	5,221
Net deferred tax assets related to discontinued operations	3,289	6,380
Net deferred tax assets	$6,094	$11,601
The Company has not made a provision for U.S. income taxes and foreign withholding taxes for the anticipated repatriation of certain earnings of foreign subsidiaries of the Company. The Company considers the undistributed earnings of its foreign subsidiaries above the amount already provided to be permanently reinvested. As of December 31, 2015 and December 31, 2014, $12,066,000 and $10,942,000 of the undistributed earnings are expected to be permanently reinvested.
As of December 31, 2015, the Company had $232,000 of foreign tax credit carryforwards. As of December 31, 2014 the Company had no foreign tax credit carryforwards.
As of December 31, 2015 and December 31, 2014, the Company’s gross research and development tax credit carryforwards totaled approximately $2,331,000 and $1,655,000, respectively. The increase in research and development tax credit carryforward during 2015 was due to the carryforward of unused federal credits. Of the December 31, 2015 credits, approximately $1,141,000 can be carried forward for 15 years and expire between 2016 and 2030, while $1,190,000 will carry forward indefinitely.
As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities does not include certain deferred tax assets as of December 31, 2015, that arose directly from tax deductions related to equity compensation greater than compensation recognized for financial reporting. The assets include a reduction of foreign tax credit carryforward of $232,000 as well as research and development tax credit carryforward of $133,000. Equity will be increased by $365,000 if and when such deferred tax assets are ultimately realized. The Company uses ASC 740 ordering when determining when excess tax benefits have been realized.
As of December 31, 2015, the Company has gross state net operating loss carryforward tax benefits of $2,204,000, which expire at various dates from 2017 to 2035. In addition, the Company has a gross foreign net operating loss carryforward tax benefit of $266,000, which does not expire.

The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and expiration dates of tax carryforwards and has determined that it is more likely than not that $6,094,000 of the net deferred tax assets as of December 31, 2015 will be realized. The Company has an allowance of $3,594,000 (mostly related to discontinued operations) provided against the gross deferred tax assets, which relates to the inability of the Company to realize the state tax benefit of the environmental expenses and the state net operating loss carryforwards.

The following is a reconciliation of income tax expense related to continuing operations at the applicable federal statutory rate and the effective rates from continuing operations:

	Years Ended December 31,
	2015	2014	2013
Statutory rate	35%	35%	35%
Tax rate differential on domestic manufacturing deduction benefit	(1)	(1)	(3)
State income taxes, net of federal income tax	4	2	4
Foreign operations	(2)	(2)	(1)
Research and development credits	(3)	(1)	(10)
Settlement with U.S. Treasury Department	(4)	—	—
Other	2	—	—
Effective tax rate from continuing operations	31%	33%	25%
For the years ended December 31, 2015, December 31, 2014, and December 31, 2013 the estimated income tax rate from continuing operations was 31%, 33%, and 25%, respectively. The decrease in the effective tax rate in 2015 as compared to 2014 was primarily due to a favorable settlement with the U.S. Treasury department regarding the Company’s transfer pricing policies in China and an increase in federal and state research and development tax credits.
The increase in the effective tax rate in 2014 as compared to 2013 was primarily due to a decrease in federal research and development tax credits available in 2014 as well as a change in estimate related to the federal and state research and development tax credits which was recognized during the third quarter of 2014. During the first quarter of 2013, the Company recorded a research and development tax benefit for the quarter, plus the retroactive reinstatement of the federal research and development tax credits from the enactment of the American Tax Relief Act of 2012.
For the fiscal years ended December 31, 2015 and December 31, 2014, included in the research and development credits is the recognition of previously unrecognized tax benefits (including interest) in accordance with the guidance provided in ASC 740-10-25 “Income Taxes, Overall, Recognition.”
Unrecognized Tax Positions
The Company and its subsidiaries file income tax returns in the United States and in various state, local and foreign jurisdictions. The Company and its subsidiaries are occasionally examined by tax authorities in these jurisdictions. The Company has been audited by the Internal Revenue Service (the “IRS”) through 2013. State income tax statutes are generally open for periods back to and including the calendar year 2011. During the first quarter of 2015, the Company was contacted by the IRS to examine the calendar year 2013. The examination began in May 2015 and concluded during the first quarter of 2016. In addition, the Company reached a settlement with the U.S. Treasury department regarding the Company’s transfer pricing policies in China. As a result of the settlement, the Company received a refund of $584,000 during the first quarter of 2016.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits, excluding interest and penalties, is as follows:

	December 31,
	2015	2014	2013
	(in thousands)
Gross unrecognized tax benefits, beginning of year	$865	$834	$595
Increases in tax positions taken in the current year	116	310	144
Increases in tax positions taken in prior years	22	—	172
Decreases in tax positions taken in prior years	—	(8)	—
Decreases in tax positions related to settlement with tax authorities	—	—	(34)
Statute of limitations expired	(77)	(271)	(43)
Gross unrecognized tax benefits, end of year	$926	$865	$834

The Company adopted FASB Accounting Standard 2013-11 during the first quarter of 2014. The pronouncement requires the Company to offset its uncertain tax positions against certain deferred tax assets in the same jurisdiction. As of December 31, 2015, the Company reclassified $366,000 of its uncertain tax positions against its related deferred tax assets.
If recognized, all of the net unrecognized tax benefits at December 31, 2015 would impact the effective tax rate. The Company accrues interest and penalties related to unrecognized tax benefits as income tax expense. At December 31, 2015 and December 31, 2014, the Company had accrued interest and penalties related to unrecognized tax benefits of $118,000 and $81,000, respectively.
It is reasonably possible that the Company’s gross unrecognized tax benefits balance may change within the next twelve months due to the expiration of the statutes of limitation of the federal government and various state governments by a range of zero to $359,000. The Company records such unrecognized tax benefits upon the expiration of the applicable statute of limitations or the settlement with tax authorities. As of December 31, 2015, the Company has a liability for unrecognized benefits of $357,000 for federal taxes, $366,000 for state taxes and $203,000 for international taxes.

Note 14. Debt
Debt as of December 31, 2015 consisted of the following:

December 31, 2015
(in thousands)
2012 Credit Facility:
$40 million variable interest rate senior revolving credit facility maturing in 2016	$13,500

Total debt	13,500
Less current portion	(13,500)

Total long-term portion	$—

The Company had no debt as of December 31, 2014.
On August 9, 2012, the Company entered into a Credit Agreement with PNC Bank, National Association, as administrative agent and lender (“PNC Bank”), and the lenders from time to time party thereto, as amended (the “2012 Credit Facility). The 2012 Credit Facility provides for borrowings up to $40,000,000 and under certain conditions maximum borrowings up to $70,000,000. The 2012 Credit Facility includes a sublimit for letters of credit and provides for a separate $10,700,000 letter of credit which expires one year from the date of closing, with annual extensions. The sublimit for letters of credit equals the lesser of (i) an amount equal to $5,000,000 plus the aggregate amount of Designated Usage Letter of Credit “LC” issued and outstanding under the Designated Usage LC sublimit or (ii) $25,000,000. The 2012 Credit Facility expires on August 9, 2016.
Borrowings under the 2012 Credit Facility bear interest, at the Company’s option, at the London Interbank Offering Rate (“LIBOR”) plus a margin rate ranging from 1.25% to 2.0%, or the higher of a Base Rate plus a margin rate ranging from 0.25% to 1.0%. The Base Rate is equal to the highest of (i) the Federal Funds Open Rate plus 0.5% and (ii) the Prime Rate and (iii) the Daily Libor Rate plus 1%. The margin rates are based on certain leverage ratios, as defined. As of December 31, 2015, the interest rate under the 2012 Credit Facility equaled 1.66%. The Company is subject to compliance with certain financial covenants set forth in the 2012 Credit Facility, including, but not limited to, indebtedness to EBITDA, as defined, minimum levels of fixed charges and limitations on capital expenditures, as defined. Availability under the 2012 Credit Facility is based upon the Company’s trailing twelve month EBITDA, as defined.
The Company’s obligations under the 2012 Credit Facility are secured by the grant of security interests in substantially all of its assets.

On May 28, 2013 a letter of credit in the amount of $8,564,000 was issued in favor of the Environmental Protection Agency (“EPA”) to provide financial assurance related to the Company’s annual environmental payments in accordance with the terms of the Consent Decree reached with the United States Department of Justice (“DOJ”) and EPA related to its liability for both the first operable unit (“OU-1”) and the second operable unit (“OU-2”) (see Note 18 for additional information). The letter of credit requires an annual commitment fee of 0.125% and standby commission of 1%, and does not reduce amounts available under the 2012 Credit Facility. On June 1, 2015, the Company made the third payment related to its obligation under the Consent Decree in the amount of $2,141,000, excluding interest. As of December 31, 2015, the total liability under the letter of credit equaled $4,282,000. The letter of credit expires on June 10, 2016, and is renewed annually.
On September 15, 2014, the Company entered into a Third Amendment and Joinder to Credit Agreement and to Security Agreement (the “Third Amendment”) that amended the terms of the 2012 Credit Facility. The Third Amendment, among other things, joined SLMTI DS as a borrower and debtor under the 2012 Credit Facility following consummation of the Dynetic Acquisition, and increases the permitted amount of foreign currency exchange services to the borrowers and guarantors under the 2012 Credit Facility, which are to be provided on an unsecured basis, to a notional contract amount of such obligations not to exceed at any time an aggregate amount equal to $15,500,000. Also, the Third Amendment allows the Company, in certain circumstances, to make investments not to exceed $1,000,000 at any one time during the term of the 2012 Credit Facility.
On March 25, 2015, the Company entered into a Fourth Amendment (the “Fourth Amendment”) to the 2012 Credit Facility. The Fourth Amendment amends the Credit Agreement in order to, among other things: (a) allow for permitted recapitalization distributions, and (b) provide greater flexibility with certain bank covenants, including with regard to EBITDA (as defined) and fixed charges.
On May 5, 2015, the Company entered into a Fifth Amendment (the “Fifth Amendment”) to the 2012 Credit Facility. The Fifth Amendment amends the Credit Agreement in order to, among other things: (a) provide greater flexibility for acquisitions outside of the U.S., and (b) permit one of the Company’s subsidiaries to participate in a quick pay discount program with a major customer.
In connection with the Davall Acquisition, on July 24, 2015, the Company entered into a Sixth Amendment (the “Sixth Amendment”) to the 2012 Credit Facility. The Sixth Amendment amends the Credit Agreement in order to, among other things: (a) join Davall as a borrower under the 2012 Credit Facility, and (b) establish a $4,000,000 subline for loans funded in USD to be made available to Davall (see Note 10 for additional information).
The Company had an outstanding balance of $13,500,000 under the 2012 Credit Facility as of December 31, 2015. The Company had no outstanding balance under the 2012 Credit Facility as of December 31, 2014. At December 31, 2015, and December 31, 2014, the Company had total availability under the 2012 Credit Facility of $26,044,000 and $39,527,000, respectively.

Note 15. Accrued Liabilities – Other
Accrued liabilities – other consist of the following:

	December 31,
	2015	2014
	(in thousands)
Environmental	$5,036	$9,475
Other professional fees	1,030	496
Warranty	908	1,176
Taxes (other than income) and insurance	805	879
Foreign currency forward contracts	534	673
Commissions	510	551
Accrued customer incentive plans	392	414
Deferred compensation - current	229	265
Deferred revenue	199	44
Litigation and legal fees	112	91
Acquisition earn-out, current	—	32
Other	1,897	2,370
Accrued liabilities - other	$11,652	$16,466
Included in the environmental accrual are estimates for all known costs believed to be probable and reasonably estimable for sites that the Company currently operates or operated at one time (see Note 18 for additional information).

A liability is established for estimated future warranty and service claims that relate to current and prior period sales. The Company estimates warranty costs based on historical claim experience and other factors including evaluating specific product warranty issues.

The following is a summary of activity in accrued warranty and service liabilities:

	December 31,
	2015	2014
	(in thousands)
Liability, beginning of year	$1,176	$1,145
Expense for new warranties issued	302	818
Accruals assumed in acquisition (1)	165	—
Accruals related to preexisting warranties (2)	(292)	—
Warranty claims paid	(443)	(582)
Adjustments for discontinued operations (3)	—	(205)
Liability, end of period	$908	$1,176

(1)
On July 27, 2015, the Company acquired all of the issued and outstanding stock of Davall. As of the acquisition date, included in the purchase price allocation is a warranty reserve valued at $165,000.

(2)
During 2015, the Company reversed $292,000 of specific warranty reserves which were recognized in previous years. The specific warranty reserves were reversed primarily due to lower than anticipated customer warranty claims or due to the expiration of warranty periods.

(3)
On November 17, 2014, SL Delaware Holdings., a wholly-owned subsidiary of the Company, entered into the Purchase Agreement with Hubbell pursuant to which SL Delaware Holdings sold all of the issued and outstanding capital stock of RFL to Hubbell for aggregate cash consideration of $20,000,000, subject to a post-closing working capital adjustment which amounted to $299,000 and was received in February 2015. The Company concluded that the accounting requirements for reporting the results of operations of the divested business as discontinued operations were met at November 17, 2014. As a result, the results of operations reflect the formerly owned RFL businesses as discontinued operations.

Note 16. Other Long-Term Liabilities
Other long-term liabilities consist of the following:

	December 31,
	2015	2014
	(in thousands)
Environmental	$3,600	$7,384
Unrecognized tax benefits, interest and penalties	678	549
Long-term incentive plan	596	558
Acquisition earn-out, long-term	216	288
Other long-term liabilities	$5,090	$8,779
Note 17. Retirement Plans And Deferred Compensation
During the years ended December 31, 2015, December 31, 2014 and December 31, 2013, the Company maintained a defined contribution pension plan covering all full-time, U.S. employees of SL Power Electronics Corp. (“SLPE”), the High Power Group, including TEAL and MTE Corporation (“MTE”), SL-MTI, and the corporate office. The Company’s contributions to this plan are based on a percentage of employee contributions and/or plan year gross wages, as defined. Costs incurred under these plans during 2015, 2014 and 2013 amounted to approximately $520,000, $551,000, and $406,000, respectively.

The Company has agreements with certain retired directors, officers and key employees providing for supplemental retirement benefits. The liability for supplemental retirement benefits is based on the most recent mortality tables available and discount rates ranging from 8% to 12%. The amount charged to expense in connection with these agreements amounted to $99,000, $327,000 and $313,000 for 2015, 2014 and 2013, respectively. During 2015, the Company reversed a deferred compensation accrual due to the death of a pensioner.

Note 18. Commitments And Contingencies
Leases: The Company is a party to certain operating leases for facilities, equipment and vehicles from third parties, which expire through 2020.
The minimum rental commitments for operating leases as of December 31, 2015 are as follows:

Operating Leases
(in thousands)
2016	$1,773
2017	1,513
2018	944
2019	714
2020	641
Thereafter	—

Total minimum lease payments	$5,585

For 2015, 2014 and 2013, rental expense from continuing operations equaled $2,283,000, $1,934,000 and $1,955,000, respectively.
Letters Of Credit: As of December 31, 2015 and December 31, 2014, the Company was contingently liable for $456,000 and $473,000, respectively, under an outstanding letter of credit issued for casualty insurance requirements.
As of December 31, 2015 and December 31, 2014, the Company was contingently liable for $4,282,000 and $6,423,000, respectively, under an outstanding letter of credit issued to provide financial assurance related to the Company’s environmental payments in accordance with the terms of the Consent Decree reached with the DOJ and EPA related to its liability for both OU-1 and OU-2.
Litigation: The Company has been and is the subject of administrative actions that arise from its ownership of SL Surface Technologies, Inc. (“SurfTech”), a wholly-owned subsidiary, the assets of which were sold in November 2003. SurfTech formerly operated chrome-plating facilities in Pennsauken Township, New Jersey (the “Pennsauken Site”) and Camden, New Jersey (the “Camden Site”).

In 2006 the EPA named the Company as a potential responsible party (a “PRP”) in connection with the remediation of the Puchack Well Field, which has been designated as a Superfund Site. The EPA is remediating the Puchack Well Field Superfund Site in two separate operable units. The first operable unit (“OU-1”) consists of an area of chromium groundwater contamination in three aquifers that exceeds the selected cleanup standard. The second operable unit (“OU-2”) pertains to sites that are allegedly the sources of contamination for the first operable unit.
The Company has reached an agreement with both the DOJ and EPA effective April 30, 2013 related to its liability for both OU-1 and OU-2 pursuant to the terms of a Consent Decree which governs the agreement. Specifically, the Company has agreed to perform the remediation for OU-2 and pay a fixed sum for the EPA’s past cost for OU-2 and a portion of the EPA’s past cost for OU-1. The payments are to be made in five equal payments of $2,141,000, for a total $10,705,000, plus interest. The Company has also agreed to pay the EPA’s costs for oversight of the OU-2 remediation. The United States District Court judge signed the Consent Decree effective April 30, 2013, thereby triggering the Company’s obligation under the Consent Decree. The Company has made three payments totaling $6,569,000 which includes interest, related to its obligation under the Consent Decree with the most recent payment being made on June 1, 2015. The fourth and fifth payments will be made on the anniversary of the prior year’s payment plus ten days in the amount of $2,141,000, plus interest. In 2013, the Company had obtained financial assurances for the OU-2 remediation and the fixed payments as required by the terms of the Consent Decree. The financial assurance is reduced annually as the fixed payments are made. Also, the financial instruments did not affect the Company’s availability under its Credit facility (see Note 14 Debt).
The Company’s consultants performed a significant amount of work at the Pennsauken Site during 2015, which included demolition of the Company’s former facility and a building on an adjacent property, shoring, equipment mobilization and have been excavating and treating the impacted soils as required. Treatment of impacted soils at the site is essentially complete. The remaining work at the site primarily relates to site restoration, final site survey and reporting. The Company’s consultants are also conducting remediation on an adjacent property site as required by the Consent Decree. The Company’s consultants attempted to treat the Chromium impacted soil with injections but this method was found to be ineffective. In December 2015 our consultants proposed an amendment to the original “Remediation Design,” and in January 2016 the EPA approved the design. Work at the adjacent property began on February 1, 2016 and is expected to be completed by the second quarter of 2016. When the work is completed it will essentially fulfill the remediation activities required by the Consent Decree for OU-2. An additional accrual was recorded during the quarter to provide a reserve for the cost arising from the work beyond the scope of the original Remediation Design. The Company’s consultants have been providing the EPA with progress reports on a monthly basis. The Company expects to incur significant remediation costs in the first quarter of 2016, which have been accrued.

During the third quarter of 2012, the Company’s legal counsel was notified by the Assistant Attorney General of the State of New Jersey that they may file a claim for certain costs. On December 3, 2012, the Company received a demand letter from the State of New Jersey. The demand was for $1,300,000 for past and future cleanup costs and $500,000 for natural resource damages (“NRD”) for a total of $1,800,000. Although the Company and its counsel believe that it has meritorious defenses to any claim for reimbursement of past cost and NRD damages, the Company has offered to pay $250,000, which has been accrued, to fully resolve the claim presented by the State of New Jersey for past costs, future costs and NRD at the Puchack Well Field Superfund site. On June 29, 2015, the Company’s legal counsel received a letter from New Jersey’s Deputy Attorney General rejecting the Company’s counter offer, but stated that the matter was open for further negotiations. On July 21, 2015, the Company’s legal counsel responded to the June letter stating that the Company is standing by its original defenses but is open to establishing a dialogue with the New Jersey Deputy Attorney General. No further communication has been received from the New Jersey Deputy Attorney General regarding this matter since the June letter.
Other
On March 10, 2015, Compass Directional Guidance, Inc. (“Compass”) filed a complaint (the “Complaint”) against SL-MTI in the District Court in Harris County, Texas. The Complaint seeks damages in excess of $18 million arising from the SL-MTI’s sale of certain brushless motors to Compass. Compass asserts that SL-MTI breached express and implied warranties, violated the Texas Deceptive Trade Practices Act, and negligently misrepresented the quality, specification and uses of its motors to Compass. SL-MTI intends to vigorously defend the claims asserted in the Complaint which it believes are limited by the contractual terms between the parties as well as the applicable statute of limitations, and are substantially without merit. The Complaint is currently in the discovery phase. The court has entered a trial date of October 17, 2016.
In the ordinary course of its business the Company is and may be subject to other loss contingencies pursuant to foreign and domestic federal, state and local governmental laws and regulations and may be party to certain legal actions, frequently involving complaints by terminated employees and disputes with customers, suppliers and others. In the opinion of management, any such other loss contingencies are not expected to have a material adverse effect on the financial condition or results of operations of the Company.
Environmental Matters: Loss contingencies include potential obligations to investigate and eliminate or mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other facilities, whether or not they are currently in operation. The Company is currently participating in environmental assessments and cleanups at a number of sites and in the future may be involved in additional environmental assessments and cleanups. Based upon investigations completed to date by the Company and its independent engineering-consulting firms, management has provided an estimated accrual for all known costs believed to be probable and costs that can be reasonably estimated in the amount of $8,636,000, of which $3,600,000 is included as other long-term liabilities, with the remainder recorded as other short-term accrued liabilities, as of December 31, 2015. However, it is the nature of environmental contingencies that other circumstances might arise, the costs of which are indeterminable at this time due to such factors as changing government regulations and stricter standards, the unknown magnitude of cleanup costs, and the unknown timing and extent of the remedial actions that may be required. These other circumstances could result in additional expenses or judgments, or offsets thereto. The adverse resolution of any one or more of these other circumstances could have a material adverse effect on the business, operating results, financial condition or cash flows of the Company.

The Company’s environmental costs primarily relate to discontinued operations and such costs have been recorded in discontinued operations, net of tax.
There are three sites on which the Company may incur material environmental costs in the future as a result of past activities of its former subsidiary, SurfTech. There are two Company owned sites related to its former subsidiary, SurfTech. These sites are located in Pennsauken, New Jersey (the “Pennsauken Site”) and in Camden, New Jersey (the “Camden Site”). There is also a third site, which is not owned by the Company, referred to as the “Puchack Well Field Site.” The Puchack Well Field Site and the Pennsauken Site are part of the Puchack Well Field Superfund Site.
With respect to the Camden Site, the Company has reported soil contamination and a groundwater contamination plume emanating from the site. The New Jersey Department of Environmental Protection (“NJDEP”) approved, and the Company implemented in 2010, an interim remedial action pilot study to inject neutralizing chemicals into the unsaturated soil. Based on an assessment of post-injection data, our consultants believe the pilot study can be implemented as a full scale soil remedy to treat unsaturated contaminated soil. A Remedial Action Workplan (“RAWP”) for soils is being developed. The RAWP will select the injection remedy as the site wide remedy for unsaturated soils, along with demolition and proper disposal of the former concrete building slab and targeted excavation and disposal of impacted soil immediately underlying the slab. Additionally, the RAWP will address a small area of impacted soil off the property. The RAWP for soils is expected to be submitted to the NJDEP in the first quarter of 2016, by the Licensed Site Remediation Professional (“LSRP”) for the site. The RAWP for treatment of unsaturated soils is scheduled to be implemented during the third quarter of 2016 with post-remediation rebound testing and slab removal to be conducted in the second quarter of 2017. The Company’s environmental consultants also implemented an interim remedial action pilot study to treat on-site contaminated groundwater, which consisted of injecting food-grade product, into the groundwater at the down gradient property boundary, to create a “bio-barrier.” Post-injection groundwater monitoring to assess the bio-barrier’s effectiveness was completed. Consistent decreases in target contaminants concentrations in groundwater were observed. In December 2014, a report was submitted to the NJDEP stating sufficient information was obtained from the pilot study to complete the full scale groundwater remedy design. A full scale groundwater bioremediation will be implemented during the fourth quarter of 2017 following the soil remediation mentioned above.
As previously reported, the Company is currently participating in environmental assessments and cleanups at a number of sites. One of these sites is a commercial facility, located in Wayne, New Jersey. Contaminated soil and groundwater has undergone remediation with NJDEP and LSRP oversight, but contaminants of concern (“COCs”) in groundwater and surface water, which extend off-site, still remain above applicable NJDEP remediation standards. A soil remedial action plan has been developed to remove the new soil source contamination that continues to impact groundwater. Our LSRP completed a supplemental groundwater remedial action, pursuant to a RAWP filed with, and permit approved by, the NJDEP. The remedial action consisted of additional in-situ injections of food grade product into on-site groundwater and post-performance groundwater monitoring. The in-situ injections are completed, and remedial action performance monitoring for groundwater was performed in the fourth quarter of 2015. Enhancements to the existing vapor intrusion system were completed in the fourth quarter 2014. No site constituents of concern were detected at concentrations exceeding applicable NJDEP indoor air screening levels. A report was filed with the NJDEP on March 23, 2015. The Company’s consultants have developed cost estimates for supplemental remedial injections, soil excavation and additional tests and remedial activities. Costs related to this site are recorded as part of discontinued operations, net of tax. The “Remedial Investigation” deadline for this site has been extended to May 7, 2016.

The Company’s sale of RFL triggered certain requirements of the Industrial Site Recovery Act (“ISRA”), which applies to New Jersey statutorily, defined transactions involving industrial establishments. Under the stock purchase agreement pursuant to which RFL was sold (the “RFL-SPA”), the Company agreed to undertake, or cause to undertake, all actions necessary to comply with ISRA arising from the RFL-SPA. The Company hired an LSRP to complete a Preliminary Assessment. Based on the Preliminary Assessment, the LSRP recommended the completion of a site investigation (the “Site Investigation”) for certain areas of concern, including the sampling of on-site soils and installation and sampling of temporary groundwater wells, which will continue through the first quarter of 2016. Also, the Company’s LSRP anticipates that an ecological evaluation will be conducted by the end of second quarter 2016. A Preliminary Assessment Report and Site Investigation Report are scheduled to be filed with the NJDEP by November 17, 2016 under a one-year filing extension with the NJDEP. Based on the outcome of the Preliminary assessment and Site Investigation, the Company may be obligated to perform additional investigation or remediation.
The Company has reported soil and groundwater contamination at the facility of SL-MTI located on its property in Montevideo, Minnesota. An analysis of the contamination has been completed and a remediation plan has been implemented at the site pursuant to the remedial action plan approved by the Minnesota Pollution Control Agency (“MPCA”). A soil vapor extraction system has been operating at the site since October 2008. In 2013 the regulatory and screening levels for soil vapor and groundwater were lowered for some of the contaminants at the site. In response to this regulatory change, SL-MTI’s consultants are conducting additional testing to delineate site impacts and update the site conceptual model. A work plan was submitted to MPCA and approved on September 22, 2014. An Investigation Report and Monitoring Well Work Plan (“WP”) was submitted to the MPCA during the third quarter of 2015. No site work has been completed during 2015 as the MPCA did not respond to the WP until December 11, 2015. MPCA comments are being addressed pending the approval of the final WP.

Additional investigations, monitoring wells or remedial actions will be required in the future. Costs related to this site are recorded as a component of continuing operations.
As of December 31, 2015 and December 31, 2014, environmental accruals of $8,636,000 and $16,859,000, respectively, have been recorded by the Company in accrued liabilities – other and in other long-term liabilities, as appropriate (see Notes 15 and 16 for additional information).
Employment Agreements: During 2010, the Company entered into an employment agreement with a certain key employee, that provides for payment of one year base salary in the event of termination for reasons as defined in the employment agreement. Also, the Company entered into a change of-control agreement with another key employee that provides for a one-time payment in the event the employee is terminated within twelve months of a change-of-control or certain other change conditions are met. The payment is equal to the employee’s one year base salary as of the termination date, as defined. If a triggering event had taken place in 2015 and if these employees had been terminated during the year payments would have aggregated approximately $753,000.

Note 19. Foreign Operations
In addition to manufacturing operations in California, Minnesota, Wisconsin, and Massachusetts, the Company manufactures substantial quantities of products in premises leased or owned in Mexicali, Mexico, Matamoros, Mexico, Tecate, Mexico, Xianghe, China, and Welham Green, Hatfield, Hertfordshire, United Kingdom (“UK”). SLPE manufactures most of its products in Mexico and China. TEAL, which is part of the High Power Group, has transferred the majority of its manufacturing to a wholly-owned subsidiary located in Mexico. SL-MTI manufactures a significant portion of its products in Mexico. SL-MTI’s newly acquired Davall business manufactures its products in the UK. These external and foreign sources of supply present risks of interruption for reasons beyond the Company’s control, including political or economic instability and other uncertainties. As of December 31, 2015, the Company had approximately 1,400 employees. Of these employees, 150, or approximately 11%, were subject to collective bargaining agreements in Mexico.
The Company’s sales are primarily priced and invoiced in U.S. dollars (USD) and its costs and expenses are priced in U.S. dollars, Mexican pesos (MXN), Chinese yuan (CNH), and the United Kingdom pound (GBP). The Mexican subsidiaries of SLPE, the High Power Group and SL-MTI maintain their books and records in Mexican pesos. SLPE’s subsidiaries in China maintain their books and records in Chinese yuan; however, most of their sales are invoiced in U.S. dollars. SL-MTI’s Davall business maintains their books and records in GBP. The majority of Davall’s sales are invoiced in GBP. Business operations conducted in Mexico, China, or the UK incur their respective labor costs and supply expenses in Mexican pesos, Chinese yuan, or the GBP as the case may be.
The competitiveness of the Company’s products relative to locally produced products may be affected by the performance of the U.S. dollar compared with that of its foreign customers’ and competitors’ currencies. Foreign net sales comprised 29%, 30% and 22% of net sales from continuing operations for fiscal 2015, 2014 and 2013, respectively. Additionally, the Company is exposed to foreign currency exchange rate fluctuations, which may result from fluctuations in the value of the Mexican peso, Chinese yuan, and GBP versus the U.S. dollar.
Note 20. Fair Value Measurement And Financial Instruments
ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
Currently, the Company uses foreign currency forward contracts to hedge its foreign currency risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including spot rates and market forward points. The fair value of the foreign currency forward contracts is based on interest differentials between the currencies being traded, spot rates and market forward points.
To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees, where applicable.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2015, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
In conjunction with its implementation of updates to the fair value measurements guidance, the Company made an accounting policy election to measure derivative financial instruments subject to master netting agreements on a net basis.
The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2015
	(in thousands)
Liabilities
Derivative financial instruments	$—	$534	$—	$534

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2014
	(in thousands)
Liabilities
Derivative financial instruments	$—	$673	$—	$673
The Company believes that the fair values of its current assets and current liabilities (cash and cash equivalents, receivables, net, short-term borrowings and current portion of long-term debt, accounts payable, and accrued liabilities) approximate their reported carrying amounts.
During 2015 and 2014, the Company did not have any fair value measurements that used significant unobservable inputs (Level 3). During 2013, in connection with the Company’s annual impairment test, goodwill with a carrying amount of $5,055,000 was written down to its implied fair value of zero. This resulted in a $5,055,000 goodwill impairment charge that was recorded in goodwill impairment expense in the High Power Group segment on the Consolidated Statements of Income.

The nonrecurring fair value measurement was developed using significant unobservable inputs (Level 3). The fair value was computed using a combination of a discounted cash flow valuation methodology and comparative market multiples methodology (see Note 11 of the Consolidated Financial Statements).
Credit Risk Contingent Features
The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.
Note 21. Derivative Instruments And Hedging Activities
ASC Topic 815, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by ASC Topic 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to variability in expected future cash flows related to forecasted foreign exchange-based risk are considered economic hedges of the Company’s forecasted cash flows.

Risk Management Objective of Using Derivatives
The Company is a USD functional currency entity that manufactures products in the USA, Mexico, China and the United Kingdom. The Company’s sales are primarily priced and invoiced in USD and its costs and expenses are priced in USD, MXN, CNH, and GBP. As a result, the Company has exposure to changes in exchange rates between the time when expenses in the non-functional currencies are initially incurred and the time when the expenses are ultimately paid. The Company’s objective in using derivatives is to add stability and to manage its exposure to foreign exchange risks. To accomplish this objective, the Company uses foreign currency forward contracts to manage its exposure to fluctuations in the exchange rates. Foreign currency forward contracts involve fixing the USD-MXN and USD-CNH exchange rates for delivery of a specified amount of foreign currency on a specified date.
During 2013, 2014, and 2015, the Company entered into a series of foreign currency forward contracts to hedge its exposure to foreign exchange rate movements in its forecasted expenses in China and Mexico. The foreign currency forwards are not speculative and are being used to manage the Company’s exposure to foreign exchange rate movements. Foreign currency forward contracts involve fixing the USD-MXN and USD-CNH exchange rates for delivery of a specified amount of foreign currency on a specified date. The Company has elected not to apply hedge accounting to these derivatives and they are marked to market through earnings. Therefore, gains and losses resulting from changes in the fair value of these contracts are recognized at the end of each reporting period directly in earnings. The gains and losses associated with the foreign currency forward contracts are included in other gain (loss), net on the Consolidated Statements of Income. As of December 31, 2015, the fair value of the foreign currency forward contracts was recorded as a $534,000 liability in other current liabilities on the Consolidated Balance Sheets. As of December 31, 2014, the fair value of the foreign currency forward contracts was recorded as a $673,000 liability in other current liabilities on the Consolidated Balance Sheets.
Non-designated Hedges of Foreign Exchange Risk
The notional amounts are used to measure the volume of foreign currency forward contracts and do not represent exposure to foreign currency losses. The following table summarizes the notional values of the Company’s derivative financial instruments as of December 31, 2015:

Product	Number of Instruments	Notional
		(in thousands)
Mexican Peso (MXN) Forward Contracts	8	MXN	60,947
Chinese Yuan (CNH) Forward Contracts	7	CNH	29,572

The following table details the location in the financial statements of the gain or loss recognized on foreign currency forward contracts that are marked to market for the twelve months ended December 31, 2015 , December 31, 2014, and December 31, 2013:

		Amount of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments	Location of Income (Loss) Recognized in Income on Derivative	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
		(in thousands)
Foreign Exchange Contracts	Other gain (loss), net	$139	$(825)	$(90)

Note 22. Shareholders’ Equity
On March 27, 2015, the Company announced a modified “Dutch Auction” Tender Offer to purchase up to $20 million of its common shares (the “Tender Offer”). The Tender Offer expired at the end of the day on April 23, 2015. Under the terms of the Tender Offer, the Company’s shareholders had the option of tendering all or a portion of the Company’s common stock that they owned (1) at a price of not less than $39.00 and not greater than $42.00, in increments of $0.25 per share, or (2) without specifying a purchase price, in which case the common stock that they owned would have been purchased at the purchase price determined in accordance with the Tender Offer. All common stock purchased by the Company in the Tender Offer were purchased at the same price.
The Company accepted for purchase approximately 160,000 shares of its common stock at a purchase price of $42.00 per share. These shares represented approximately 3.9% of the total common stock outstanding as of April 24, 2015 prior to the purchase of shares pursuant to the Tender Offer. Upon completion of the Tender Offer, the Company had approximately 3,934,000 shares of common stock outstanding at that time. The aggregate purchase price paid by the Company in connection with the Tender Offer was $6,734,000 excluding transaction costs. On April 27, 2015, the Company paid for the Tender Offer with available cash on hand.
On December 24, 2014, the Board of Directors authorized a plan that allows for the repurchase up to an aggregate of 420,000 shares of the Company’s outstanding common stock (the “2014 Repurchase Plan”). Any repurchases pursuant to the 2014 Repurchase Plan, which currently has no expiration date, would be made in the open market or in negotiated transactions. During 2015, the Company purchased approximately 89,000 shares of Company stock under the 2014 Repurchase Plan at an average price of $39.37 a share. As a result, as of December 31, 2015, approximately 331,000 shares remained available for purchase under the 2014 Repurchase Plan.
Note 23. Stock-Based Compensation
At December 31, 2015, the Company had stock-based employee compensation plans as described below. For the years ended December 31, 2015, December 31, 2014, and December 31, 2013, the total compensation expense (included in selling, general and administrative expense) related to these plans was $1,004,000, $768,000, and $545,000 ($690,000, $513,000, and $395,000, net of tax), respectively.
During 2011, the shareholders of the Company approved amendments to the previously approved 2008 Incentive Stock Plan (the “2008 Plan”) to: (a) increase the number of shares of the Company’s common stock subject to the 2008 Plan from 315,000 shares to 450,000 shares, and (b) require shareholder approval prior to the reduction of the exercise price of any outstanding options or stock appreciation rights, any repricing through cancellations and re-grants of new options or stock appreciation rights, or any cancellation of outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities. On May 12, 2014, the shareholders of the Company approved an amendment to the 2008 Plan to increase number of shares of Common Stock subject to the 2008 Plan from 450,000 shares to 500,000 shares. As of December 31, 2015, there were 126,000 options outstanding under the 2008 Plan. As of December 31, 2015, there were 112,000 shares available for grant under the 2008 Plan.

During the first quarter of 2012, the Company implemented a Long-Term Incentive Plan (the “2012 LTIP”) pursuant to the 2008 Plan which awarded RSUs to eligible executives. The weighted-average price for these RSUs was $18.00 per share based on the grant date of February 17, 2012. Under the terms of the 2012 LTIP, 6,000 RSUs were earned and issued on February 27, 2015.
During the first quarter of 2013, the Company implemented a Long-Term Incentive Plan (the “2013 LTIP”) pursuant to the 2008 Plan. Under the terms of the 2013 LTIP, the number of RSUs that may vest, if any, will be based on, among other things, the Company achieving certain sales and return on invested capital (“ROIC”), as defined, targets during the January 2013 to December 2015 performance period. Earned RSUs, if any, cliff vest at the end of fiscal 2015 (100% of earned RSUs vest at December 31, 2015). The final value of these RSUs will be determined by the number of shares earned. The value of these RSUs is charged to compensation expense on a straight-line basis over the three year vesting period with periodic adjustments to account for changes in anticipated award amounts. The weighted-average price for these RSUs was $19.17 per share based on the grant date of March 5, 2013. During the year ended December 31, 2015, $52,000 was charged to compensation expense. At December 31, 2015, 9,000 RSUs were earned under the 2013 LTIP.
During the first quarter of 2014, the Company implemented a Long-Term Incentive Plan (the “2014 LTIP”) pursuant to the 2008 Plan which had similar conditions and vesting terms as the 2013 LTIP. The weighted-average price for these RSUs was $26.24 per share based on the grant date of March 3, 2014. During the year ended December 31, 2015, $92,000 was charged to compensation expense. As of December 31, 2015, total unamortized compensation expense for this grant was $112,000. As of December 31, 2015, the maximum number of achievable RSUs under the 2014 LTIP was 20,000 RSUs.
During the first quarter of 2015, the Company implemented a Long-Term Incentive Plan (the “2015 LTIP”) pursuant to the 2008 Plan which had similar conditions and vesting terms as the 2013 LTIP. The weighted-average price for these RSUs was $39.17 per share based on the grant date of February 13, 2015. During the year ended December 31, 2015, $72,000 was charged to compensation expense. As of December 31, 2015, total unamortized compensation expense for this grant was $163,000. As of December 31, 2015, the maximum number of achievable RSUs under the 2015 LTIP was 11,000 RSUs.
On May 12, 2014, the Company granted each Director 3,000 restricted shares pursuant to the 2008 Plan. The weighted-average price of these restricted stock grants was $26.79 per share based on the grant date of May 12, 2014. All shares vested and were granted under this award on May 12, 2015.
On May 28, 2015, the Company granted each Director 3,000 restricted shares pursuant to the 2008 Plan. The shares vest upon the first anniversary of the grant date. Based on the terms of the awards the value of these restricted shares is charged to compensation expense on a straight-line basis over the one year vesting period. As a result, the Company recognized $339,000 of stock compensation expense during the year ended December 31, 2015. As of December 31, 2015, total unamortized compensation expense for this grant was $231,000. The weighted-average price of these restricted stock grants was $38.00 per share based on the grant date of May 28, 2015. As of December 31, 2015, no shares were granted under this award.
The Company uses the Black-Scholes option pricing model to value all stock options. Volatility is determined using changes in historical stock prices. The weighted average expected life computation is based on historical exercise patterns and post-vesting termination behavior. The interest rate for periods within the expected life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of all option grants was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values as follows:

Year Ended December 31, 2014
Weighted average fair value of grants	$9.00
Valuation assumptions:
Expected dividend yield	—%
Expected volatility	47.62%
Expected life (in years)	3.35
Risk-free interest rate	0.83%
No stock options were granted during fiscal 2015 and 2013.

Stock Options
Option activity under the principal option plans as of December 31, 2015 and changes during the year then ended were as follows:

	Shares (in thousands)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2013	83	$11.99	3.28	$1,247
Granted	101	26.02
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding as of December 31, 2014	184	$19.71	3.59	$3,540
Granted	—	—
Exercised	(58)	12.02
Forfeited	—	—
Expired	—	—
Outstanding as of December 31, 2015	126	$23.23	3.24	$1,088
Exercisable as of December 31, 2015	28	$13.36	2.31	$523
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of fiscal 2015 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2015. This amount changes based on the fair market value of the Company’s stock. The total intrinsic value of options exercised for the years ended December 31, 2015 and December 31, 2013 were $1,731,000 and $642,000. No options were exercised during the year ended December 31, 2014.
As of December 31, 2015, $353,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.2 years.

During 2015, 58,000 stock options were exercised at a gross exercise value of $692,000, of which 13,000 shares of common stock were delivered by the option holders as payment for the exercise price of stock options exercised. As a result, net cash received from option exercises for the year ended December 31, 2015 was $140,000. Tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows. There was no actual tax benefit realized for the tax deduction from option exercises of share-based payment arrangements for the year ended December 31, 2015. Cash received from option exercises for the year ended December 31, 2013 was $743,000. The actual tax benefit realized for the tax deduction from option exercises of the share-based payment units totaled $230,000 for the fiscal year ended December 31, 2013. The Company has applied the “Short-cut” method in calculating the historical windfall tax benefits. All tax shortfalls will be applied against this windfall before being charged to earnings.
Note 24. Cash Flow Information
Supplemental disclosures of cash flow information:

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Interest paid	$119	$61	$87
Income taxes paid	$5,829	$4,734	$3,579
For the years ended December 31, 2015, December 31, 2014, and December 31, 2013, net cash used in operating activities from discontinued operations was $11,176,000, $9,920,000, and $3,959,000, respectively. In 2015, net cash used in operating activities from discontinued operations was primarily related to environmental remediation payments for OU-2 as well as a payment for the EPA’s past cost for OU-2 and a portion of the EPA’s past cost for OU-1 according to the terms set forth in the Consent Decree (see Note 18 for additional information). In 2014 and 2013, net cash used in operating activities from discontinued operations was primarily related to environmental remediation costs, consulting fees, and legal expenses associated with the past operations of the Company’s five environmental sites. Net cash used in operating activities from discontinued operations in 2014 was also related to the gain on the sale of the Company’s formerly owned RFL segment (see Note 4 for additional information).
For the years ended December 31, 2015 and December 31, 2014, net cash provided by investing activities from discontinued operations was $835,000 and $17,783,000, respectively. For the year ended December 31, 2013, net cash used in investing activities from discontinued operations was $416,000. In 2015, net cash provided by investing activities from discontinued operations was due to the collection of an escrow related to the sale of the Company’s formerly owned RFL subsidiary. In 2014, net cash provided by investing activities from discontinued operations was primarily related to $18,000,000 of cash proceeds from the sale of the Company’s formerly owned RFL subsidiary. In 2013, net cash used in investing activities from discontinued operations was primarily related to purchases of property, plant and equipment by the Company’s formerly owned RFL subsidiary.

Note 25. Industry Segments
The Company has historically operated under four business segments: SLPE, the High Power Group, SL-MTI and RFL. On November 17, 2014, the Company completed the sale of all the issued and outstanding capital stock of RFL and classified the results of operations of its RFL segment as discontinued operations. As a result, the Company currently operates under three business segments from continuing operations: SLPE, the High Power Group, and SL-MTI. TEAL and MTE are combined into one business segment, which is reported as the High Power Group.
The Company aggregates operating business subsidiaries into a single segment for financial reporting purposes if aggregation is consistent with the objectives of ASC 280 “Segment Reporting.” Business units are also combined if they have similar characteristics in each of the following areas:

•	nature of products and services

•	nature of production process

•	type or class of customer

•	methods of distribution
SLPE designs, manufactures and markets high-reliability power conversion products in internal and external footprints. The Company’s power supplies provide a reliable and safe power source for the customer’s specific equipment needs. SLPE, which sells products under three brand names (SL Power Electronics, Condor and Ault), is a major supplier to the OEMs of medical, industrial/instrumentation, military, information technology equipment, and architectural and entertainment lighting markets. The High Power Group sells products under two brand names (TEAL and MTE). TEAL designs and manufactures custom power conditioning and distribution units for OEMs of medical imaging, medical treatment, military aerospace, semiconductor, solar and advanced simulation systems. MTE designs and manufactures power quality products used to protect equipment from power surges, bring harmonics into compliance and improve the efficiency of variable speed motor drive systems. SL-MTI designs and manufactures high power density precision motors that are used in numerous applications, including military and commercial aerospace, oil and gas, and medical and industrial products. With the acquisition of Torque Systems, SL-MTI’s product portfolio has expanded to include engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators. SL-MTI’s product portfolio was further expanded by the Davall acquisition, which includes custom gears, gearboxes, and assemblies primarily for the military and aerospace markets. The Unallocated Corporate Expenses segment includes corporate related items, financing activities and other costs not allocated to reportable segments, which includes but is not limited to certain treasury, risk management, legal, litigation and public reporting charges and certain legacy costs. The accounting policies for the business units are the same as those described in the summary of significant accounting policies (see Note 1 for additional information).
Business segment operations are conducted through domestic subsidiaries. For all periods presented, sales between business segments were not material. No single customer accounted for more than 10% of consolidated net sales during 2015, 2014 or 2013. Each of the segments has certain major customers, the loss of any of which would have a material adverse effect on such segment.

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Net sales
SLPE	$70,728	$74,593	$78,177
High Power Group	69,621	85,332	68,752
SL-MTI	59,513	44,492	37,729
Net sales	$199,862	$204,417	$184,658

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Income from operations
SLPE	$10,023	$7,217	$6,558
High Power Group (1)	7,658	12,175	2,206
SL-MTI	8,044	7,170	7,202
Unallocated Corporate Expenses (2)	(7,739)	(7,000)	(5,731)
Income from operations	17,986	19,562	10,235
Amortization of deferred financing costs	(191)	(94)	(83)
Interest income	25	13	12
Interest expense	(123)	(27)	(61)
Other gain (loss), net	340	1,769	(78)
Income from continuing operations before income taxes	$18,037	$21,223	$10,025

(1)	Fiscal 2013 includes a $5,055,000 goodwill impairment charge related to the TEAL reporting unit.

(2)
Unallocated Corporate Expenses includes corporate related items, financing activities and other costs not allocated to reportable segments, which includes but is not limited to certain treasury, risk management, legal, litigation, public reporting costs, certain strategic costs, legacy costs and costs not specifically allocated to the reportable business segments.

	December 31,
	2015	2014
	(in thousands)
Total assets
SLPE	$32,899	$34,989
High Power Group	30,430	33,306
SL-MTI	57,337	22,752
Unallocated Corporate Assets	13,254	40,729
Total assets	$133,920	$131,776

	December 31,
	2015	2014
	(in thousands)
Goodwill and other intangible assets, net
SLPE	$4,554	$4,530
High Power Group	9,841	9,839
SL-MTI	21,082	2,491
Goodwill and other intangible assets, net	$35,477	$16,860

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Capital expenditures (1)
SLPE	$1,013	$1,287	$1,076
High Power Group	1,428	700	841
SL-MTI	1,229	855	513
Unallocated Corporate Expenses	9	8	4
Capital expenditures	$3,679	$2,850	$2,434

(1)	Excludes capital expenditures of the formerly owned RFL business.

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Depreciation and amortization (1)
SLPE	$889	$702	$743
High Power Group	703	835	761
SL-MTI	2,121	675	494
Unallocated Corporate Expenses	6	8	12
Depreciation and amortization	$3,719	$2,220	$2,010

(1)	Excludes amortization of deferred financing costs. Also excludes depreciation and amortization of the formerly owned RFL business.

Financial information relating to the Company’s segments by geographic area is as follows:

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Net sales (1)
United States	$141,357	$143,784	$144,739
Foreign	58,505	60,633	39,919
Consolidated net sales	$199,862	$204,417	$184,658
Long-lived assets (2)
United States	$6,604	$4,214
Foreign	11,562	3,856
Consolidated long-lived assets	$18,166	$8,070

(1)	Net sales are attributed to countries based on location of customer.

(2)	Includes net tangible assets excluding goodwill and intangibles.

Note 26. Restructuring Costs
Restructuring activity for the period ended December 31, 2015 was as follows:

	Accrual at Beginning of the Year	Charged to Earnings	Cash Payments	Accrual at December 31, 2015
	(in thousands)
2015 Plan
Severance and other employee-related charges	$—	$236	$236	$—

2015 Restructuring Plan
During the second half of 2015, the High Power Group and SL-MTI announced to their employees a restructuring plan (“2015 Restructuring Plan”) to align their costs with current and projected sales activity. The costs reductions were primarily production, engineering, selling and administration employees. As of December 31, 2015, there was a consolidated charge to earnings of $236,000 which was composed of severance and other employee related charges. The total number of employees affected by the restructuring plan was 41, all of which had been terminated as of December 31, 2015.
2014 Restructuring Plan
During the first quarter of 2014, TEAL, which is part of the High Power Group, announced to its employees a restructuring plan (“2014 Restructuring Plan”) to align its costs with current and projected sales activity. The costs reductions were primarily production, engineering, selling and administration employees. As of December 31, 2014, there was a consolidated charge to earnings of $463,000, which was composed of severance and other employee related charges. The total number of employees affected by the restructuring plan was 11, all of which had been terminated during the first quarter of 2014.
No restructuring activity was recognized during the period ended December 31, 2013.

Note 27. Related Party Transactions
On May 1, 2014, the Company renewed the Management Services Agreement (“Management Services Agreement”) with SP Corporate Services LLC (“SP Corporate”). On March 25, 2015, the Company and SP Corporate entered into an amendment to the Management Services Agreement (the “Amendment”) in order to, among other things, extend the term of the Management Services Agreement until May 1, 2016. SP Corporate is an affiliate of SPH Group Holdings LLC (“SPHG”). A member of the Company’s Board of Directors, Warren G. Lichtenstein, is affiliated with SPHG. Also, the Company’s Chairman of the Board, Glen M. Kassan is affiliated with SPHG. Pursuant to the Management Services Agreement, SP Corporate agreed to provide, at the direction of the Company’s Chief Executive Officer, non-exclusive services to support the Company’s growth strategy, business development, planning, execution assistance and related support services. The monthly fee for these services is $10,400 paid in advance. The Management Services Agreement has been approved by the Audit Committee of the Board of Directors and a majority of the disinterested directors of the Company. On February 18, 2016, the Company consented to the transfer of the Management Services Agreement to SPH Services, Inc. which is an affiliate of SPHG.
Note 28. Other Gain (Loss), net
Other gain (loss), net in 2015 was a net gain of $340,000 compared to net gain of $1,769,000 in 2014 and a net loss of $78,000 in 2013. Other gain (loss), net in 2015 included $201,000 of net foreign currency transaction gains and $139,000 unrealized gain on foreign currency forward contracts. Other gain (loss), net in 2014 included a $1,691,000 gain recognized from the sale of available-for-sale securities, a $892,000 gain on the sale of the Company’s former manufacturing facility located in Xianghe, China, and $11,000 of dividend income received from investments in available-for-sale securities, which were partially offset by a $825,000 unrealized loss on foreign currency forward contracts. Other gain (loss), net in 2013 included a $90,000 unrealized loss on foreign currency forward contracts, which was partially offset by $12,000 of dividend income received from investments in available-for-sale securities.
Since 2012, the Company has entered into a series of foreign currency forward contracts to hedge its exposure to foreign exchange rate movements in its forecasted expenses in China and Mexico. The gain recognized in 2015 and the loss recognized in 2014 and 2013 represents the change in fair value of foreign currency forward contracts that are marked to market (see Note 21 for additional information).

Note 29. Selected Quarterly Financial Data (Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	Three Months Ended September 30, 2015	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
	(in thousands, except per share data)
Net sales	$46,684	$50,719	$49,675	$52,784	$199,862
Cost of products sold	$31,260	$33,926	$33,340	$34,606	$133,132
Income from continuing operations before income taxes	$4,148	$5,624	$2,904	$5,361	$18,037
(Loss) from discontinued operations, net of tax	$(162)	$(143)	$(700)	$(695)	$(1,700)
Net income	$2,546	$3,567	$1,137	$3,448	$10,698
Basic net income per common share	$0.62	$0.89	$0.29	$0.87	$2.67
Diluted net income per common share	$0.61	$0.88	$0.29	$0.87	$2.65

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
	(in thousands, except per share data)
Net sales	$48,746	$51,669	$50,725	$53,277	$204,417
Cost of products sold	$33,214	$34,156	$34,326	$37,098	$138,794
Income from continuing operations before income taxes	$4,171	$7,998	$4,211	$4,843	$21,223
(Loss) income from discontinued operations, net of tax (1)	$(181)	$183	$400	$4,313	$4,715
Net income	$2,527	$5,528	$2,895	$7,945	$18,895
Basic net income per common share	$0.61	$1.34	$0.70	$1.92	$4.57
Diluted net income per common share	$0.61	$1.33	$0.69	$1.89	$4.51

(1)
On November 17, 2014, SL Delaware Holdings., a wholly-owned subsidiary of the Company, entered into the Purchase Agreement with Hubbell pursuant to which SL Delaware Holdings sold all of the issued and outstanding capital stock of RFL to Hubbell for aggregate cash consideration of $20,000,000, subject to a post-closing working capital adjustment which amounted to $299,000 and was received in February 2015. The Company concluded that the accounting requirements for reporting the results of operations of the divested business as discontinued operations were met at November 17, 2014. As a result, the results of operations for the periods presented in 2014 reflect the formerly owned RFL businesses as discontinued operations.

Note 30. Non-Binding Proposal to Acquire SL Industries
On June 18, 2015, the independent members of the Company’s Board of Directors received a non-binding proposal from Handy & Harman Ltd. (“H&H”), a publicly-traded NASDAQ company and an affiliate of Steel Partners Holdings L.P. (“Steel”), to acquire all the outstanding shares of common stock of the Company, through an appropriate acquisition entity, for a price of $43.00 to $45.00 per share (subject to limited confirmatory due diligence). The proposal contemplated that the Company’s stockholders other than Steel would be able to elect to receive cash or stock of H&H (with Steel electing to receive all stock), subject to proration so that the aggregate consideration consisted of 55% cash and 45% H&H stock.
On February 5, 2016, the independent members of the Company’s Board of Directors received a revised non-binding proposal from H&H to acquire all of the outstanding shares of common stock of the Company. Under the terms of the revised proposal, H&H proposed to pay $35.50 per share in an all cash transaction. As of February 5, 2016, Steel and its affiliates owned approximately 25.1% of the Company’s outstanding common stock.

The Special Committee of the Company’s Board of Directors (the “Special Committee”), which was authorized, among other things, to evaluate the initial H&H proposal, will review and consider the revised proposal carefully in due course, consistent with its fiduciary duties to act in the best interest of stockholders. The Special Committee has engaged an independent financial adviser and legal counsel to assist them in the review process. There is no assurance that the Special Committee will recommend any transaction, or that any such transaction will be consummated. The Company undertakes no obligation to update this disclosure.